Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

The Generation Essentials Group

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Ordinary Shares(4)	Other	19,125,000	$10.065	(5)	$192,493,125	0.0001531	$29,471
	Equity	Warrants(6)	Other	16,220,000	-	(7)	-	-	-
	Equity	Ordinary Shares issuable upon exercise of Warrants(8)	Other	16,220,000	$11.72845	(7)	$190,235,459	0.0001531	$29,126
	Equity	Ordinary Shares(9)	Other	14,945,000	-		-	-	-
	Equity	Warrants(10)	Other	11,120,000	-		-	-	-
		Total Offering Amounts					$382,728,584		$58,597
		Total Fees Previously Paid							-
		Net Fee Due							$58,597

(1)	All securities being registered for issuance will be issued by The Generation Essentials Group (“TGE”), a Cayman Islands exempted company, in connection with the Business Combination Agreement described in this registration statement and the proxy statement/prospectus included herein, which provides for, among other things, the merger of WME Merger Sub Limited (“Merger Sub”), a wholly-owned subsidiary of TGE, with and into Black Spade Acquisition II Co (“Black Spade II”), a Cayman Islands exempted company (the “Merger,” and collectively with such other transactions contemplated under the Business Combination Agreement, the “Business Combination”), with Black Spade II surviving the Merger as a wholly-owned subsidiary of TGE. As a result of the Business Combination, (i) each issued and outstanding Class B ordinary share of Black Spade II (“BSII Class B Ordinary Shares”) that is issued and outstanding immediately prior to the effective time of the Merger (the “Merger Effective Time”) will be automatically cancelled in exchange for the right to receive one Class A ordinary share of TGE (“TGE Class A Ordinary Share”), (ii) each issued and outstanding Class A ordinary share of Black Spade II (“BSII Class A Ordinary Share”) that is issued and outstanding immediately prior to the Merger Effective Time (other than such BSII Class A Ordinary Shares that are treasury shares, validly redeemed shares or BSII Dissenting Shares (as defined in the accompanying proxy statement/prospectus)) will be cancelled in exchange for the right to receive one TGE Class A Ordinary Share, and (iii) each issued and outstanding warrant of Black Spade II exercisable for shares of Black Spade II will be exchanged for a corresponding warrant exercisable for TGE Class A Ordinary Shares (“TGE Warrants”). All securities being registered for resale will be issued by TGE to the Initial Shareholders in connection with the Business Combination and may be resold by them following its completion.
(2)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $153.10 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	Represents TGE Class A Ordinary Shares issuable in exchange for issued and outstanding BSII Class A Ordinary Shares and BSII Class B Ordinary Shares pursuant to the Merger as described in (1)(i) and (1)(ii) above.
(5)	Pursuant to Rule 457(f)(1) and Rule 457(c) promulgated under the Securities Act, calculated based on the average of the high ($10.12) and low ($10.01) prices of BSII Class A Ordinary Shares on the Nasdaq Stock Market (“Nasdaq”) on April 8, 2025 (within five business days prior to the initial filing of this registration statement).
(6)	Represents TGE Warrants, each whole warrant entitling the holder to purchase one TGE Class A Ordinary Share, to be issued in exchange for outstanding BSII Warrants pursuant to the Merger as described in (1)(iii) above.
(7)	Pursuant to Rule 457(g) and Rule 457(c) promulgated under the Securities Act, calculated based on the sum of (i) the average of the high ($0.2850) and low ($0.1719) prices for BSII Warrant on Nasdaq on April 8, 2025, and (ii) the exercise price of BSII Warrant ($11.50). Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the entire registration fee with respect to BSII Warrants has been allocated to the TGE Class A Ordinary Shares underlying BSII Warrants and no separate fee is recorded for BSII Warrants.
(8)	Represents TGE Class A Ordinary Shares issuable upon exercise of TGE Warrants.
(9)	Represents 3,825,000 TGE Class A Ordinary Shares and 11,120,000 TGE Class A Ordinary Shares issuable upon exercise of 11,120,000 TGE Warrants being registered for resale. Pursuant to Rule 457(f)(5), no additional filing fee is required to be paid for the registration of the resale of such TGE Class A Ordinary Shares under this registration statement as the issuance of such securities is also being registered under this registration statement.
(10)	Represents 11,120,000 TGE Warrants being registered for resale. Pursuant to Rule 457(f)(5), no additional filing fee is required to be paid for the registration of the resale of TGE Warrants under this registration statement as the issuance of such securities is also being registered under this registration statement.